EXHIBIT 10.3

HOME FEDERAL BANCORP, INC. OF LOUISIANA
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of the 21st day of February 2009, between Home Federal Bancorp, Inc. of Louisiana, a Federal corporation (the “Corporation” or the “Employer”), and Daniel R. Herndon (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is currently employed as Chairman, President and Chief Executive Officer of the Corporation;

WHEREAS, the Executive is currently employed as Chairman, President and Chief Executive Officer of Home Federal Savings and Loan Association, a federally chartered savings association (the “Association”) and the wholly owned subsidiary of the Corporation;

WHEREAS, the Corporation desires to assure itself of the continued availability of the Executive’s services as provided in this Agreement;

WHEREAS, the Executive is willing to serve the Corporation on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive is concurrently entering into a separate employment agreement with the Association (the “Association Agreement”).

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Corporation and the Executive hereby agree as follows:

      1.          Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

    (a)           Annual Compensation.  The Executive’s “Annual Compensation” for purposes of determining severance payable under this Agreement shall be deemed to mean the sum of (i) the annual rate of Base Salary as of the Date of Termination, and (ii) the cash bonus, if any, earned by the Executive for the calendar year immediately preceding the year in which the Date of Termination occurs.

    (b)           Base Salary.  “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

    (c)           Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

    (d)          Change in Control.  “Change in Control” shall mean a change in the ownership of the Corporation or the Association, a change in the effective control of the Corporation or the Association or a change in the ownership of a substantial portion of the assets of the Corporation or the Association, in each case as provided under Section 409A of the Code and the regulations thereunder; provided, however, that neither any second-step conversion and reorganization in which the MHC ceases to exist nor any increase in the ownership of the Corporation by the MHC shall be deemed to constitute a Change in Control.

    (e)          Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

    (f)           Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

    (g)           Disability.  “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

    (h)           Effective Date.  The Effective Date of this Agreement shall mean February 21, 2009.

    (i)           ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

    (j)           Good Reason.  “Good Reason” means the occurrence of any of the following conditions:

          (i)           any material breach of this Agreement by the Corporation, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities as described in Section 2, or (C) any requirement that the Executive report to a corporate officer or employee of the Corporation instead of reporting directly to the Board of Directors of the Corporation (the “Corporation Board”), or

          (ii)           any material change in the geographic location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Corporation within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Corporation shall thereafter have the right to remedy the condition within thirty (30) days of the date the Corporation received the written notice from the Executive.  If the Corporation remedies the condition within such thirty (30) cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Corporation remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Corporation does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

    (k)          IRS.  “IRS” shall mean the Internal Revenue Service.

    (l)           MHC. “MHC” shall mean Home Federal Mutual Holding Company of Louisiana, the parent mutual holding company for the Corporation and the Association.

    (m)         Notice of Termination.  Any purported termination of the Executive’s employment by the Corporation for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Corporation’s termination of the Executive’s employment for Cause, which shall be effective immediately, and (iv) is given in the manner specified in Section 10 hereof.

    (n)          Retirement.  “Retirement” shall mean a voluntary termination by the Executive which constitutes a retirement, including early retirement, under the Association’s 401(k) plan.

    2.           Term of Employment and Duties.

    (a)          The Corporation hereby employs the Executive as Chairman of the Board, President and Chief Executive Officer and the Executive hereby accepts said employment and agrees to render such services to the Corporation on the terms and conditions set forth in this Agreement.  The terms and conditions of this Agreement shall be and remain in effect during the period of three years beginning on the Effective Date of this Agreement and ending on the third anniversary of the Effective Date, plus such extensions, if any, as are provided pursuant to Section 2(b) hereof (the “Employment Period”).

    (b)           Beginning on the day that is the first annual anniversary of the Effective Date and on each annual anniversary thereafter, the term of this Agreement shall be extended for a period of one additional year, provided that the Employer has not given notice to the Executive in writing at least 30 days prior to such day that the term of this Agreement shall not be extended further and/or the Executive has not given notice to the Employer of his election not to extend the term at least thirty (30) days prior to any such annual anniversary date.  If any party gives timely notice that the term will not be extended as of any such annual anniversary date, then this Agreement shall terminate at the conclusion of its remaining term.  References herein to the term of this Agreement shall refer both to the initial term and successive terms.

    (c)           Nothing in this Agreement shall be deemed to prohibit the Corporation at any time from terminating the Executive’s employment during the Employment Period for any reason, provided that the relative rights and obligations of the Corporation and the Executive in the event of any such termination shall be determined under this Agreement.  The termination of the Executive’s position as Chairman and/or President and Chief Executive Officer shall not result automatically in termination of the Executive’s service as a director on the Corporation Board.

    (d)           During the term of this Agreement, the Executive shall manage the operations of the Corporation and oversee the officers that report to him.  The Executive shall also oversee the implementation of the policies adopted by the Board of Directors of the Corporation and shall report directly to the Board of Directors.  In addition, the Executive shall perform such executive services for the Corporation as may be consistent with his titles and from time to time assigned to him by the Corporation’s Board of Directors.

    (e)           During the term of this Agreement, the Corporation Board shall nominate the Executive to be a director of the Corporation when his term expires and recommend his election to the stockholders of the Corporation, subject to the fiduciary duties of the Corporation Board.  In addition, the Corporation agrees to approve the Executive’s election as a director of the Association throughout the term of this Agreement.

    3.           Compensation and Benefits.

    (a)           The Employer shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $135,500 per year (“Base Salary”), minus the Base Salary paid to Executive by the Association, which amount may be increased from time to time in such amounts as may be determined by the Board of Directors of the Employer and may not be decreased without the Executive’s express written consent.  In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Boards of Directors of the Employer.

    (b)           During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, restricted stock, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employer, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Employer.  The Corporation shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Corporation and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Corporation.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

     (c)          During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policy as established from time to time by the Board of Directors of the Employer.  The Executive shall not be entitled to receive any additional compensation from the Employer for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of the Employer.

(d)         During the term of this Agreement and during a period not to exceed five years after the Executive’s Retirement during which the Executive provides consulting services to the Association and/or the Corporation (the “Consulting Period”), the Employer shall provide medical and dental insurance, to the extent not provided by the Association, at no expense to the Executive for the benefit of the Executive and his spouse; furthermore, in the event of the death of the Executive prior to the earlier to occur of the expiration of the term of this Agreement or the Consulting Period, as applicable, the Employer shall provide, to the extent not provided by the Association, the Executive’s spouse, at no expense to the spouse, with said medical and dental insurance until the date when the term of this Agreement or the Consulting Period, as applicable, would have expired but for Executive’s death. The terms of such medical and dental insurance shall be the same or substantially similar to the coverage provided by the Association as of the date of this Agreement.

(e)         During the term of this Agreement, in keeping with past practices, the Employer shall continue to provide the Executive, to the extent not provided by the Association, with an automobile comparable to the one currently provided to him. The Employer shall be responsible and shall pay for all costs of insurance coverage, repairs, maintenance and other incidental expenses, including license, fuel and oil.

     (f)           Except as otherwise agreed between the Corporation and the Association, (i) the Executive's compensation, benefits, and severance and (ii) expenditures made by the Executive on behalf of the Corporation, as set forth in this Agreement, shall be paid by the Corporation and the Association in the same proportions as the (A) time and services and (B) expenditures actually expended by the Executive on the business of the Corporation and the business of the Association, respectively.  For this purpose, the Executive shall maintain, and provide to the Corporation on at least a monthly basis, documentation of the time and expenses expended by the Executive on the business of each of the Corporation and the Association.

    4.           Expenses.  The Employer shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employer, including, but not by way of limitation, automobile expenses described in Section 3(e) hereof, and traveling expenses, and all reasonable entertainment expenses (whether incurred at the Executive’s residence, while traveling or otherwise), subject to such reasonable documentation and policies as may be established by the Board of Directors of the Employer.  If such expenses are paid in the first instance by the Executive, the Employer shall reimburse the Executive therefor.  Such reimbursement shall be paid promptly by the Employer and in any event no later than March 15th of the year immediately following the year in which such expenses were incurred.

    5.            Termination.

    (a)           The Corporation shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

    (b)           In the event that (i) the Executive’s employment is terminated by the Corporation for Cause or (ii) the Executive terminates his employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

    (c)           In the event that the Executive’s employment is terminated as a result of Disability, Retirement or the Executive’s death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

    (d)           In the event that (i) a Change in Control of the Corporation or the Association occurs, (ii) the Executive’s employment is terminated by the Corporation for other than Cause, Disability, Retirement or the Executive’s death or (iii) such employment is terminated by the Executive for Good Reason, then the Corporation shall:

    (A)           pay to the Executive, in a lump sum as of the Date of Termination, a cash severance amount equal to three (3) times that portion of the Executive’s Annual Compensation paid by the Corporation,

    (B)           maintain and provide for a period ending at the earlier of (i) thirty-six (36) months after the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident, disability insurance offered by the Corporation in which the Executive was entitled to participate immediately prior to the Date of Termination (other than the continuation of any vacation time, sick leave or similar leave), subject to subparagraphs (C) and (D) below,

    (C)           in the event that the Executive’s participation in any plan, program or arrangement as provided in subparagraph (B) of this Section 5(d) is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Corporation shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Corporation as of the Date of Termination, and

    (D)           any insurance premiums payable by the Corporation pursuant to Section 5(d)(B) or (C) shall be payable at such times and in such amounts as if the Executive was still an employee of the Corporation, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Corporation in any taxable year shall not affect the amount of insurance premiums required to be paid by the Corporation in any other taxable year.

    6.           Payment of Additional Benefits under Certain Circumstances.

    (a)           If (i) the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Corporation and/or the Association (including, without limitation, the payments and benefits which the Executive would have the right to receive from the Association pursuant to Section 5 of the Association Agreement before giving effect to any reduction in such amounts pursuant to Section 6 of the Association Agreement), would constitute a “parachute payment” as defined in Section 280G(b)(2) of the Code (the “Initial Parachute Payment,” which includes the amounts paid pursuant to clause (A) below), and (ii) the Initial Parachute Payment either equals three times the Executive’s Base Amount or exceed three times the Executive’s Base Amount but by an amount less than 5% of three times the Executive’s Base Amount, then the Initial Parachute Payment shall be reduced by the least amount necessary to bring the present value of the payments and benefits below three times the Executive’s Base Amount, with the cash severance to be reduced first.  As used in this Agreement, “Base Amount” shall have the meaning set forth in Section 280G(b)(3) of the Code.

    (b)           If the Initial Parachute Payment exceeds 105% of three times the Executive’s Base Amount, then the Corporation shall pay to the Executive, in a lump sum within five business days after the Date of Termination, a lump sum cash amount equal to the sum of the following:

    (A)           the amount by which the payments and benefits that would have otherwise been paid by the Association to the Executive pursuant to Section 5 of the Association Agreement are reduced by the provisions of Section 6 of the Association Agreement;

    (B)           twenty (20) percent (or such other percentage equal to the tax rate imposed by Section 4999 of the Code) of the amount by which the Initial Parachute Payment exceeds the Executive’s “base amount” from the Corporation and the Association, as defined in Section 280G(b)(3) of the Code, with the difference between the Initial Parachute Payment and the Executive’s base amount being hereinafter referred to as the “Initial Excess Parachute Payment”; and

    (C)           such additional amount (tax allowance) as may be necessary to compensate the Executive for the payment by the Executive of state, local and federal income and excise taxes on the payment provided under clause (B) above and on any payments under this clause (C).  In computing such tax allowance, the payment to be made under clause (B) above shall be multiplied by the “gross up percentage” (“GUP”).  The GUP shall be determined as follows:

GUP =       Tax Rate
1-Tax Rate

The Tax Rate for purposes of computing the GUP shall be the highest marginal federal, state and local income and employment-related tax rate (including Social Security and Medicare taxes), including any applicable excise tax rate, applicable to the Executive in the year in which the payment under clause (B) above is made, and shall also reflect the phase-out of deductions and the ability to deduct certain of such taxes.

    (c)           Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which the Executive is a party that the actual excess parachute payment as defined in Section 280G(b)(1) of the Code is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the “Determinative Excess Parachute Payment”), then the Corporation’s independent tax counsel shall determine the amount (the “Adjustment Amount”) which either the Executive must pay to the Corporation or the Corporation must pay to the Executive in order to put the Executive (or the Corporation, as the case may be) in the same position the Executive (or the Corporation, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment.  In determining the Adjustment Amount, the independent tax counsel shall take into account any and all taxes (including any penalties and interest) paid by or for the Executive or refunded to the Executive or for the Executive’s benefit.  As soon as practicable after the Adjustment Amount has been so determined, and in no event more than thirty (30) days after the Adjustment Amount has been determined, the Corporation shall pay the Adjustment Amount to the Executive or the Executive shall repay the Adjustment Amount to the Corporation, as the case may be.

    (d)           In each calendar year that the Executive receives payments of benefits that constitute a parachute amount, the Executive shall report on his state and federal income tax returns such information as is consistent with the determination made by the independent tax counsel of the Corporation as described above.  The Corporation shall indemnify and hold the Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorneys’ fees, interest, fines and penalties) which the Executive incurs as a result of so reporting such information, with such indemnification to be paid by the Corporation to the Executive as soon as practicable and in any event no later than March 15th of the year immediately following the year in which the amount subject to indemnification was determined.  The Executive shall promptly notify the Corporation in writing whenever the Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section 6 is being reviewed or is in dispute.  The Corporation shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for the Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this Section 6) and the Executive shall cooperate fully with the Corporation in any such proceeding.  The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Corporation may have in connection therewith without the prior consent of the Corporation.

    (e)           If the payments and benefits which the Executive would have the right to receive from the Association pursuant to Section 5 of the Association Agreement are reduced pursuant to Section 6 of the Association Agreement for reasons unrelated to Section 280G of the Code, then the Corporation shall pay to the Executive, in a lump sum within five business days after the Date of Termination, a cash amount equal to the amount by which the payments and benefits that would have otherwise been paid by the Association pursuant to Section 5 of the Association Agreement are reduced by the provisions of Section 6 of the Association Agreement.

    7.           Mitigation; Exclusivity of Benefits.

    (a)           The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 5(d)(B) above.

    (b)           The specific arrangements referred to herein are not intended to exclude any other vested benefits which may be available to the Executive upon a termination of employment with the Corporation pursuant to employee benefit plans of the Corporation or the Association or otherwise.

    8.           Withholding.  All payments required to be made by the Corporation hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Corporation shall determine are required to be withheld pursuant to any applicable law or regulation.

    9.           Assignability.  The Corporation may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Corporation may hereafter merge or consolidate or to which the Corporation may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Corporation hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

    10.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

    To the Corporation:                 Secretary
Home Federal Bancorp, Inc. of Louisiana
624 Market Street
Shreveport, Louisiana  71101

    To the Executive:                     Daniel R. Herndon
At the address last appearing on
the personnel records of the Employer

11.           Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Corporation to sign on its behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  In addition, notwithstanding anything in this Agreement to the contrary, the Corporation may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

    12.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Louisiana.

    13.           Nature of Obligations.  Nothing contained herein shall create or require the Corporation to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Corporation hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

    14.           Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    15.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

    16.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

    17.           Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.

    18.           Changes in Statutes or Regulations. If any statutory or regulation provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

    19.           Entire Agreement.  This Agreement embodies the entire agreement between the Corporation and the Executive with respect to the matters agreed to herein.  All prior agreements between the Corporation and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.  Notwithstanding the foregoing, nothing contained in this Agreement shall affect the Association Agreement of even date being entered into between the Association and the Executive.

    IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Attest:	HOME FEDERAL BANCORP, INC. OF
LOUISIANA

/s/ DeNell W. Mitchell	By:	/s/ Scott D. Lawrence
DeNell W. Mitchell		Scott D. Lawrence
Corporate Secretary		Chairman of the Audit Committee

EXECUTIVE

	By:	/s/ Daniel R. Herndon
Daniel R. Herndon